Exhibit 10.8

Summary of Senior Management Bonus Plan for 2010

On March 11, 2010, the Compensation Committee adopted a Senior Management Bonus Plan for 2010 (the “2010 Bonus Plan”). The 2010 Bonus Plan provides cash bonus incentives to eligible senior management team members, including Messrs. Haghighi-Mood and LiCausi.

The objective of the 2010 Bonus Plan is to provide an effective tool to help motivate the executive’s performance in achieving the Company’s defined strategy and goals by aligning measurement and accountability with rewards. In accordance with the terms of Mr. Haghighi-Mood’s Employment Agreement with the Company, Mr. Haghighi-Mood’s total bonus potential under the 2010 Bonus Plan is 50% of his annual base pay. The total bonus potential for Mr. LiCausi under the 2010 Bonus Plan is 30% of his base pay. Rewards for eligible participants under the 2010 Bonus Plan are based on performance as measured by corporate goals for the Company. A different percentage weight has been assigned to each goal with the total percentage weight of 100%.

The corporate goals under the 2010 Bonus Plan consist of four separate goals each weighted between 20% and 40% relating to: (1) achievement of certain pre-determined revenue for the year ending December 31, 2010, (2) execution of a material distribution agreement or partnership approved by the Board of Directors, (3) the launch of a CSCX MTWA Module by September 30, 2010, and (4) achievement of predetermined enrollment in an ischemia pilot study.